                                                                                                    Exhibit 99.1
Contact:	John Moran	FOR IMMEDIATE RELEASE
	(860) 728-7062	www.utc.com

UTC APPOINTS ROBERT LEDUC AS PRESIDENT OF PRATT & WHITNEY;
 PAUL R. ADAMS TO RETIRE

FARMINGTON, Conn., Jan. 14, 2016 – United Technologies Corp. (NYSE: UTX) today announced the appointment of Robert Leduc as President of Pratt & Whitney. Leduc, who most recently served UTC as President of Sikorsky Aircraft prior to its sale, succeeds Paul R. Adams, who is retiring at the end of February. Adams and Leduc will work over the next weeks to assure a smooth transition. Leduc will report to UTC President and Chief Executive Officer Gregory Hayes.

"It is a great pleasure to welcome Bob back to Pratt & Whitney as its President," Hayes said. "Bob's leadership was instrumental in the successful sale of Sikorsky Aircraft last year. His vision and experience in the aerospace industry, his proven leadership skills and his track record of executing complex development programs make him the right choice to lead Pratt & Whitney as we ramp up production of our exciting new PurePower Geared Turbofan (GTF) engine."

During a UTC career spanning the last 35 years, Leduc, 59, has held numerous senior leadership roles in UTC's aerospace businesses -- including Chief Operating Officer at Pratt & Whitney and President of its Large Commercial Engines business; President of Boeing Programs and the Space Systems business at UTC Aerospace Systems; and, most recently, President of Sikorsky Aircraft.

Adams retires after 17 successful years with United Technologies, all with Pratt & Whitney. Adams became Pratt & Whitney's Chief Operating Officer in 2013 and its President in 2014. Earlier in his career, he served in engineering and operations in positions of increasing responsibilities.

During his tenure, Paul has been instrumental in transforming Pratt & Whitney's product portfolio and operational footprint, positioning the business for long-term sustainable growth. His leadership in designing, developing, and certifying the new GTF product family, the F135 engine for the Joint Strike Fighter and the PWC800 for the Gulfstream G500/G600 aircraft has positioned Pratt & Whitney with the largest backlog since the 1980s.

"Under Paul's leadership, Pratt & Whitney positioned itself for a bright future," Hayes said. "Paul led the development and certification of the game-changing GTF engine, which has met every single one of its key performance criteria. With more than 7,000 engines including options currently on order, and the entry into service of the first GTF-powered A320neo aircraft expected shortly, Paul has helped establish the foundation for many decades of growth at Pratt & Whitney.  I thank him for his leadership and vision and wish him well."

UTC today also announced that Dave Hess has been named UTC Executive Vice President and Chief Customer Officer for Aerospace. Reporting to Hayes, Hess will work in close collaboration with Leduc and UTC Aerospace Systems President Dave Gitlin as the company continues its focus on delivering value to customers and partners.

United Technologies Corp., based in Farmington, Connecticut, provides high technology systems and services to the building and aerospace industries. To learn more about UTC, visit the website or follow the company on Twitter: @UTC

This press release contains forward-looking statements concerning future business opportunities. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in levels of demand in the aerospace industry, in levels of air travel, and in the number of aircraft to be built; challenges in the design, development, production and support of advanced technologies; as well as other risks and uncertainties, including but not limited to those detailed from time to time in United Technologies Corp.'s Securities and Exchange Commission filings.

 UTC-IR

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